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                                                                     EXHIBIT 7.2


                            SHARE EXCHANGE AGREEMENT


ENTERED INTO AT MONTREAL, PROVINCE OF QUEBEC, ON NOVEMBER 8, 2000;


AMONG: OZ.COM, a corporation incorporated under the laws of the State of California, United States of America, having its principal place of business in Reykjavik, Iceland, (the "PURCHASER");


AND: MICROCELL CAPITAL II INC., a corporation incorporated under the laws of Canada, having its registered office in Montreal, Quebec, ("MICROCELL");


WITNESSETH:

WHEREAS Microcell owns 69 Common Shares in the capital stock of MCE Holding Corporation, a corporation incorporated under the laws of the State of Delaware, United States of America, having its head office in the State of Delaware, ("USCO");

WHEREAS Microcell wishes to sell to the Purchaser all the Common Shares held by it in the capital stock of UsCo;

WHEREAS the Purchaser wishes to purchase all the Common Shares held by Microcell in the capital stock of UsCo;

WHEREAS UsCo owns all the issued and outstanding shares of the capital of 3044016 Nova Scotia Company, an unlimited liability company incorporated under the laws of Nova Scotia, having a place of business in Montreal, Quebec, Canada ("NEWCO CANADA");

WHEREAS this Agreement and the Share Exchange Agreement between Purchaser and Ericsson Canada Inc. of even date herewith are intended to constitute a plan of reorganization within the meaning of the United States Internal Revenue Code.

NOW THEREFORE the parties hereto hereby covenant and agree as follows.

                                   ARTICLE 1

                         DEFINITIONS AND INTERPRETATIONS

1.1 DEFINITIONS - As used in this Agreement, the following terms have the following meaning:

         1.1.1 "AGREEMENT" means this Share Exchange Agreement including its recitals, its Schedules and all written instruments supple-mental hereto signed by all the parties hereto, and any amendment or confirmation hereof;

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         1.1.2    "BUSINESS DAY" means any day, other than a Saturday, Sunday, or other day on which the majority of the branches of the principal commercial banks located in Montreal, Quebec are not open for business during normal banking hours;

         1.1.3 "CLOSING DATE" means the date of this Agreement, and "Closing" means the completion of all the transactions contemplated hereby at the time of closing on the Closing Date;

         1.1.4 "CLOSING PLACE" means the offices of Stikeman, Elliott in Montreal, Quebec;

         1.1.5 "GOVERNMENTAL BODY" means (i) any domestic or foreign national, federal, provincial, state or municipal or other local government or body, (ii) any international or multilateral body, (iii) any subdivision, agent, commission, board, instrumentality or authority of any of the foregoing governments or bodies, (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies, or (v) any domestic, foreign, international, multilateral, or multinational judicial, quasi-judicial, arbitration or administrative court, tribunal, commission, board or panel;

         1.1.6    "LAWS" means:

                  (a) all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations, and municipal by-laws, whether domestic, foreign or international;

                  (b) all judgments, orders, injunctions, decisions, rulings, decrees, and awards of any Governmental Body; and

                  (c)      all provisions of the foregoing;

                  in each case binding on the party or Person referred to in the context in which such word is used; and "Law" means any one of them;

         1.1.7 "LIENS" means (i) all hypothecs, mortgages, pledges, privileges, liens, security interests, transfers of property in stock, security granted under the Bank Act (Canada), charges, leases, occupation rights, restrictive covenants, title defects and other encumbrances or rights of others of any nature whatsoever or however arising, and (ii) all actions, claims or demands of any nature whatsoever or howsoever arising; and "Lien" means any one of them;

         1.1.8 "OZ.COM SHARES" means 11,405,860 fully paid and non-assessable shares of Common Stock of the Purchaser issued to Microcell pursuant to this Agreement;

         1.1.9 "PARTIES" means Microcell and the Purchaser and "Party" means any one of them;

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         1.1.10   "PERSON" means an individual, a corporation, a partnership, a trustee or any unincorporated organization;

         1.1.11   "PURCHASE PRICE" has the meaning ascribed thereto in Section
                  3.1;

         1.1.12   "PURCHASED SHARES" as the meaning ascribed thereto in Section
                  2.1;

         1.1.13 "TAXES" means all taxes (including without limitation, income, corporation, capital, value added, sales, withholding, franchise, profits, gross receipts, excise, property, stamp, transfer, land transfer, water, business and goods and services taxes), imposts, duties, levies, deductions, withholdings, charges, assessments, reassessments or fees of any nature (including, without limitation, interest, penalties and additions) that are imposed by any relevant taxing authority; and "Tax" means any one of them;

1.2 APPLICABLE LAW - This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be construed and governed by, the laws of the Province of Quebec and the laws of Canada applicable therein.

1.3 CURRENCY - In this Agreement, all money amounts are expressed in United States dollars unless otherwise provided.

1.4 RECITALS AND SCHEDULES - The recitals and the Schedules hereto form an integral part of this Agreement. The Schedules to this Agreement are:

         5.4      Issued and Outstanding shares of UsCo

         6.5      Authorized and issued Capital of the Purchaser

         6.6      Form 10 - SB

1.5 HEADINGS - The titles and headings in this Agreement are solely for reference and shall not affect the scope, intention or interpretation of the provisions hereof.

1.6 GENDER - In all cases where the context of this Agreement requires or permits same, the singular shall include the plural and the masculine shall include the feminine.

1.7 ENTIRE AGREEMENT - This Agreement, and the agreements and other documents to be delivered pursuant hereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein and, the other documents to be delivered pursuant hereto.

1.8 SEVERABILITY - Each provision of this Agreement shall be interpreted separately and the nullity of any provision of this Agreement shall not render the remaining parts of the Agreement null.

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1.9      WAIVER - No supplement, modification or waiver or termination of this
         Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

1.10     TIME - shall be of the essence of this Agreement.

                                   ARTICLE 2

                                PURCHASE AND SALE

2.1 Upon and subject to the terms and conditions hereof, Microcell hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from Microcell 69 Common Shares of the share capital of UsCo (the "PURCHASED SHARES").

                                   ARTICLE 3

                                 PURCHASE PRICE

3.1 PURCHASE PRICE - The purchase price for the Purchased Shares is fourteen million two hundred and fifty-seven thousand three hundred and twenty-four dollars ($14,257,324) (the "PURCHASE PRICE").

                                   ARTICLE 4

                            PAYMENT OF PURCHASE PRICE

4.1 PAYMENT OF THE PURCHASE PRICE - The Purchase Price for the Purchased Shares shall be paid to Microcell by the Purchaser, at the time of Closing by the delivery to Microcell of the OZ.COM Shares.

                                   ARTICLE 5

                   WARRANTIES AND REPRESENTATIONS OF MICROCELL

         Microcell warrants and represents to the Purchaser as follows and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares and that the Purchaser would not have entered into this Agreement without the full benefit of such warranties and representations.

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5.1      CORPORATE STATUS - UsCo is a corporation duly incorporated, organized and validly subsisting under the laws of the State of Delaware. UsCo is in good standing under the laws of each jurisdiction in which it is carrying on business or in which it owns or holds property of a material nature, and UsCo has all necessary power and authority to own, lease and operate its property.

5.2 SUBSIDIARIES - UsCo owns one hundred percent (100%) of the issued and outstanding capital stock of Newco Canada. UsCo presently neither owns nor controls, directly or indirectly, any interest in any other corporation, association or other business entity. Newco Canada is an unlimited liability company duly organized, validly existing and in good standing under the laws of the Province of Nova Scotia, Canada. Newco Canada is duly qualified to transact business and is in good standing in each jurisdiction in which it owns or holds property of a material nature, and Newco Canada has all necessary power and authority to own, lease and operate its property.

5.3 POWERS AND AUTHORIZATIONS - Microcell has the corporate capacity, power and authority and full legal right to enter into and execute this Agreement and all ancillary documents hereto and to perform all of its obligations thereunder. Microcell has taken all necessary action to authorize the execution of this Agreement and its ancillary documents on its behalf by its officers, directors and shareholders and to authorize the performance of all of its obligations thereunder; this Agreement and such ancillary documents have been duly executed by a duly authorized person on behalf of Microcell and this Agreement and its ancillary documents constitute valid and legally binding obligations of Microcell enforceable against it in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

5.4 AUTHORIZED AND ISSUED CAPITAL - The authorized and issued capital stock of UsCo consists of a limited number of 1,000 Common Shares, per value of $0.01 per share and of a limited number of 1,000 Preferred Shares, per value of $0.01 of which 100 Common Shares are issued and outstanding, fully-paid and non-assessable. All of the issued and outstanding shares of UsCo are registered in the books of UsCo and beneficially owned, as set forth on Schedule 5.4 hereto. The authorized and issued capital stock of Newco Canada consists of a limited number of 1,000,000 common shares without nominal value and of a limited number of 1,000,000 preferred shares without nominal value of which 100 common shares are issued and outstanding, fully-paid and non-assessable. All of the issued and outstanding shares of Newco Canada are registered in the books of Newco Canada and beneficially owned by UsCo. The consideration received by Newco Canada in respect of the issuance by it of the issued and outstanding shares of its share capital is as set forth on Schedule 5.4.

5.5 TITLE TO PURCHASED SHARES - Microcell shall transfer to the Purchaser good and valid title to such Purchased Shares, free and clear of all Liens.

5.6      NO OPTIONS - To the best of Microcell's knowledge, there is no:

         (a) outstanding security convertible or exchangeable into any share or shares of the capital stock of UsCo or Newco Canada;

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         (b)      outstanding subscription, option, warrant, call, commitment or agreement obligating UsCo or Newco Canada to issue any share or shares of its capital stock or any security of any class or kind or which in any way relate to the authorized or issued capital stock of UsCo or Newco Canada;

         (c) agreement (other than this Agreement) that grants to any Person the right to purchase or otherwise acquire any share or shares issued and outstanding of the capital stock of UsCo or Newco Canada; or

         (d) voting trust, voting agreement, pooling agreement or proxy with respect to any Purchased Shares or the outstanding capital stock of Newco Canada.

5.7 CORPORATE RECORDS - The minute books of UsCo and Newco Canada are complete and accurate, and contain copies of all by-laws and resolutions passed by its stockholders and directors since the date of its incorporation; all of which by-laws and resolutions have been duly passed.

         The share certificate books, registers of stockholders, registers of transfers and registers of directors are complete and accurate.

5.8 APPROVALS AND COMPLIANCE - No consent, notification or approval of any regulatory authority or agency having any jurisdiction over Microcell or over the property rights and assets of Microcell or of any party to any agreement which Microcell is a party or by which any of its property, rights or assets are bound or affected, is required to be obtained in connection with the execution of this Agreement and all ancillary documents hereto or in connection with the performance of Microcell's obligations thereunder; the execution of this Agreement and all ancillary documents hereto and the performance of the obligations hereunder or thereunder by Microcell is not and will not be in contravention or in conflict with the constating documents, by-laws or the resolutions of its directors or shareholders nor with the provisions of any indenture, mortgage, lease, agreement, statute, regulation, judgment, decree or order to which Microcell or UsCo is a party or by which it or any of its property, rights or assets are bound or affected.

5.9 ABSENCE OF CONFLICTING AGREEMENTS ETC. - Save and except as may result from the identity of the Purchaser or its attributes or actions, the execution and performance of this Agreement as well as of all the documents relating thereto shall not (i) place Microcell in a situation of default under any agreement, contract or obligation of any kind,
         (ii) result in the creation of, or require the creation of any Lien upon the Purchased Shares, (iii) result in the termination, cancellation, modification, amendment, or renegotiations of any contract, agreement, indenture, instrument or commitment to which the Purchased Shares are subject, or (iv) to the knowledge of Microcell, give to any Person the right to terminate, cancel, modify, amend, vary or renegotiate any contract, agreement, indenture, instrument or commitment to which UsCo or Newco Canada is a party.

5.10 RESIDENCE OF MICROCELL - Microcell is a resident of Canada within the meaning of the Income Tax Act (Canada).

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5.11     ADHERENCE TO LAWS, REGULATIONS AND CONTRACTS - Microcell, UsCo and
         Newco Canada have complied with all Laws, the non-compliance with which would have a materially adverse effect on UsCo or Newco Canada.

5.12 BROKER'S COMMISSION - None of Microcell or to the knowledge of UsCo or Newco Canada has entered into any agreement that would entitle any Person to make any valid claim against the Purchaser for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Purchased Shares or any other transaction contemplated by this Agreement.

5.13 VALUE OF THE OZ.COM SHARES - Microcell has received and reviewed to Microcell's satisfaction such documents and corporate and financial records of the Purchaser, and has had answered all questions with regard thereto that Microcell deemed necessary or appropriate to evaluate the business, operations and assets of the Purchaser and the value of its Common Stock. Microcell is relying solely on its own evaluation and analysis in determining the value of the OZ.COM Shares and not on any representation of value or worth made by the Purchaser, or any of its officers, employees, representatives or agents.

5.14 INVESTMENT REPRESENTATIONS -Microcell is acquiring the OZ.COM Shares for investment purposes only for Microcell's own accounts, and not on behalf of any other Person nor with a present view to, or for resale in connection with any distribution thereof. Microcell understands that the certificates representing the OZ.COM Shares will be stamped with a legend substantially in the following form:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

5.15 TRUE AND COMPLETE REPRESENTATIONS AND WARRANTIES - The representations and warranties of Microcell contained in this Agreement are true, accurate and complete in all material respects and there has been no omission by Microcell to state any fact that would make them misleading.

                                   ARTICLE 6

                 WARRANTIES AND REPRESENTATIONS OF THE PURCHASER

The Purchaser warrants and represents to Microcell as follows and acknowledges that Microcell is relying upon such representations and warranties in connection with the sale to the Purchaser of the Purchased Shares and that Microcell would not have entered into this Agreement without the full benefit of such warranties and representations.

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6.1      CORPORATE STATUS - The Purchaser is a corporation duly incorporated, organized and is validly existing under the laws of California (United States of America) and is in good standing under the laws of each jurisdiction in which it is carrying on business or in which it owns or holds property of a material nature, and has all necessary power and authority to own, lease and operate its property.

6.2 CORPORATE POWERS AND AUTHORIZATIONS -The Purchaser has the corporate capacity, power and authority and full legal right to enter into and execute this Agreement and all ancillary documents hereto and to perform all of its obligations thereunder. The Purchaser has taken all necessary action to authorize the execution of this Agreement and its ancillary documents on its behalf by its officers, directors and shareholders and to authorize the performance of all of its obligations thereunder; this Agreement and such ancillary documents have been duly executed by a duly authorized person on behalf of the Purchaser and this Agreement and its ancillary documents constitute valid and legally binding obligations of the Purchaser enforceable against it in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

6.3 APPROVALS AND COMPLIANCE - Save and except for consent and approval which may be required by reason of any of the action or attribute of Microcell, no consent or approval from any Person is required to be obtained in connection with the execution of this Agreement and all ancillary documents hereto or in connection with the performance of Purchaser's obligations thereunder; the execution of this Agreement and all ancillary documents hereto and the performance of the obligations hereunder or thereunder by Purchaser is not and will not be in contravention or in conflict with the Articles of incorporation, by-laws, resolutions of the Purchaser, its directors or its shareholders, nor with the provisions of any indenture, mortgage, lease, agreement, statute, regulation, judgment, decree or order to which the Purchaser is a party or by which it or any of its property, rights or assets are bound or affected.

6.4 ABSENCE OF CONFLICTING AGREEMENTS ETC. - Save and except as may result from the identity of Microcell or its attributes or actions, the execution and performance of this Agreement as well as of all the documents relating thereto shall not (i) place the Purchaser in a situation of default under any agreement, contract or obligation of any kind, (ii) result in the creation of, or require the creation of any Lien upon the OZ.COM Shares, (iii) result in the termination, cancellation, modification, amendment or renegotiations of any contract, agreement, indenture, instrument or commitment to which the OZ.COM Shares are subject, or (iv) to the knowledge of the Purchaser, give to any Person the right to terminate, cancel, modify, amend, vary or renegotiate any contract, agreement, indenture, instrument or commitment to which the Purchaser is a party.

6.5 AUTHORIZED AND ISSUED CAPITAL OF THE PURCHASER - The authorized, issued and outstanding capital of the Purchaser consists of 275,000,000 shares of Common Stock, of which 71,124,865 shares are issued and outstanding, and 25,000,000 shares of Preferred Stock, of which 5,000,000 shares are undesignated and 20,000,000 shares have been designated Series A Convertible Stock, 15,480,964 of which are issued and outstanding. Except as disclosed in Schedule 6.5, no share of the capital stock of the Purchaser is reserved for issuance and there is no authorized or outstanding

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         subscription, option, warrant, call, contract, demand, commitment, convertible security or other agreement or arrangement of any character or nature whatsoever under which the Purchaser is or may become obligated to issue, sell, assign, pledge, mortgage, or otherwise transfer or encumber any shares of the capital stock of the Purchaser or by which any shareholder of the Purchaser may be required to do any of the foregoing. Purchaser warrants that the OZ.COM Shares, when issued pursuant to the terms hereof, shall constitute nine percent (9%) of the "fully diluted capital" of OZ.COM, as of August 30, 2000, as more particularly described on Schedule 6.5.

6.6 BUSINESS - Attached as Schedule 6.6 is Form 10-SB, as amended and filed by the Purchaser before the U.S. Securities and Exchange Commission ("SEC"). Such Form 10-SB is the most recent Form 10-SB filed by Purchaser and fairly describes the business affairs and financial position of the Purchaser as of July 21, 2000 and Purchaser has complied with the SEC requirements regarding updating of such Form 10-SB.

6.7 ADHERENCE TO LAWS, REGULATIONS AND CONTRACTS - The Purchaser has complied with all laws, the non-compliance with which would have a materially adverse effect on the Purchaser.

6.8 INVESTMENT CANADA - The Purchaser is not a Canadian within the meaning of the Investment Canada Act.

6.9 VALID ISSUANCE OF SHARES - The board of directors of the Purchaser has duly authorized and issued to Microcell, in accordance with all relevant and applicable corporate and securities Laws, the OZ.COM Shares, as fully paid and non-assessable.

6.10 BROKER'S COMMISSION - The Purchaser has not entered into any agreement that would entitle any Person to any valid claim against Microcell or the Purchaser for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Purchased Shares or any other matter contemplated by this Agreement.

6.11 VALUE OF THE PURCHASED SHARES - Purchaser has received and reviewed to Purchaser's satisfaction such documents and corporate and financial records of UsCo and Newco Canada, and has had answered all questions with regard thereto that Purchaser deemed necessary or appropriate to evaluate the business, operations and assets of the UsCo and Newco Canada and the value of the Purchased Shares. Purchaser is relying solely on its own evaluation and analysis in determining the value of the Purchased Shares and not on any representation of value or worth made by Microcell, or any of their respective officers, employees, representatives or agents.

6.12 INVESTMENT REPRESENTATIONS - The offer and sale to Purchaser of the Purchased Shares have not been registered under the 1933 Act, or registered or qualified under applicable state securities or "Blue Sky" laws, and, therefore, the Purchased Shares cannot be reoffered and resold unless either the reoffer and resale thereof are subsequently registered and qualified under the 1933 Act and said Blue Sky laws or an exemption from such registration and qualification is available. Purchaser may have to bear the economic risk of holding the Purchased Shares for an indefinite period of time. Further, Purchaser is acquiring the Purchased Shares for investment purposes only for

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         Purchaser's own account, and not on behalf of any other person nor with a view to, or for resale in connection with any distribution thereof. Purchaser understands that the certificates representing the Purchased Shares will be stamped with a legend substantially in the following form:

           THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

6.13 FAIRNESS - No U.S. Federal or state agency in the United States of America has passed upon the Purchased Shares, made any finding or determination as to the fairness of the transaction set forth herein, or passed on the adequacy of the information received by Microcell.

6.14 REPRESENTATIONS AND WARRANTIES - The representations and warranties of Purchaser contained in this Agreement are true, accurate and complete in all material respects and there has been no omission by Purchaser to state any fact that would make them misleading.

                                   ARTICLE 7

                                     CLOSING

7.1      CLOSING - At the time of closing on the Closing Date, Microcell shall:

                  (a) take all necessary steps and proceedings as may be required in the opinion of the legal counsel of the Purchaser, acting reasonably, to permit the Purchased Shares to be duly and validly transferred to, and registered in the name of, the Purchaser;

                  (b) deliver to the Purchaser at the place of Closing certified copies of resolutions (in form and substance satisfactory to the Purchaser's legal counsel, acting reasonably) authorizing and approving the sale, of the Purchased Shares to the Purchaser;

                  (c) deliver to the Purchaser, the actual possession of the certificates representing the Purchased Shares, duly endorsed for transfer to the Purchaser.

7.2 CLOSING - At the time of closing on the Closing Date, the Purchaser shall:

                  (a) deliver a share certificate evidencing the OZ.COM Shares in the name of Microcell;

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                  (b)      deliver to Microcell at the place of Closing
                           certified copies of the resolutions of the directors of the Purchaser authorizing and approving (i) the purchase of the Purchased Shares by the Purchaser, and (ii) the issuance of the OZ.COM Shares in the capital stock of the Purchaser to Microcell.

7.3 CONDITIONS - The purchase and sale of the Purchased Shares in accordance with the terms of this Agreement are subject to the following terms and conditions. Such condition must have been performed or complied with prior or concurrently with the execution of this
         Agreement:

         7.3.1 THIRD PARTY APPROVALS - There must have been obtained from all appropriate Persons all such approvals, consents and assurances, in order to permit the change of ownership of the Purchased Shares contemplated herein to be completed without affecting or resulting in the termination, cancellation, modification, amendment, variation or renegotiations of this Agreement.

         7.3.2 OTHER CLOSING - Closing shall have taken place on the same date with respect to the agreement whereby Ericsson Canada Inc. sells to OZ.COM all the issued and outstanding shares it holds in the capital stock of UsCo.

                                   ARTICLE 8

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES - All the warranties and representations and covenants and agreements made and given hereunder or in any agreement contemplated hereby shall continue to have full force and effect from the date of execution hereof, notwithstanding any verification made by any of the Parties, the whole subject to the following terms and conditions:

         8.1.1 NO TIME LIMIT - All of the warranties and representations set out in Sections 5.1, 5.3, 5.4, 5.5, 6.1, 6.2, 6.5 and 6.9
                  shall continue to have full force and effect for an unlimited period of time. Also, there shall be no time limit on representations and warranties of Microcell or the Purchaser based upon any willful misrepresentation of such nature as to constitute fraud;

         8.1.2 TIME LIMIT - All of the warranties and representations set out in Section 5.10 shall continue to have full force and effect for the periods prescribed by Law with respect to assessments and reassessments for Taxes;

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                                     - 12 -


         8.1.3 TIME LIMIT - Subject to Subsections 8.1.1 and 8.1.2 above, all warranties and representations set out herein shall continue to have full force and effect for a period of twenty-four (24) months from the Closing Date.

                                   ARTICLE 9

                                 ACKNOWLEDGEMENT

9.1 BY THE PARTIES. The Parties acknowledge that the issuance to Microcell of the OZ.COM Shares have not been registered under the Securities Act of 1933, as amended (the "1933 ACT"), or registered or qualified under applicable state securities or "Blue Sky" laws, and, therefore, the OZ.COM Shares cannot be reoffered and resold unless either the reoffer and resale thereof are subsequently registered and qualified under the 1933 Act and said Blue Sky laws or an exemption from such registration and qualification is available. The Purchaser has no intention of registering or qualifying under the 1933 Act Microcell's reoffer and resale of any of the OZ.COM Shares and no exemption from registration or qualification may be available under the 1933 Act or such Blue Sky laws to Microcell at the time it wishes to dispose of such OZ.COM Shares; accordingly, Microcell may have to bear the economic risk of holding the OZ.COM Shares for an indefinite period of time.

                                   ARTICLE 10

                                       PUT

10.1     PUT. If, prior to February 15, 2002, the Purchaser fails to consummate

                  (a) a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended; or

                  (b) a public offering in connection with which the Purchaser's shares are listed or otherwise designated for trading on any "designated offshore securities market" as such term is defined in Regulation S promulgated under the Securities Act of 1933, as amended, provided that in either case such offering covers the offer and sale of Common Stock for the account of the Purchaser that results in a market capitalization of the Purchaser of not less than $225,000,000, then, at any time during the period starting on February 15, 2002, and ending on April 15, 2002, Microcell shall be entitled, upon a notice in writing (a "PUT NOTICE") to require the Purchaser , if the Purchaser is permitted to do so, by Corporate California laws, to purchase all the shares held by Microcell in the capital stock of the Purchaser (the "SHARES"). Upon receipt of such Put Notice, the Purchaser shall purchase from Microcell and Microcell shall sell to the Purchaser the Shares upon the terms and conditions set forth in Sections 10.2 through 10.6 (the "SALE TRANSACTION").

         Should the Purchaser not being authorized to purchase the Shares because of the Corporate California laws, then the Purchaser shall promptly notify Microcell in writing (the "NOTIFICATION") when the Event is no longer in force and effect. Microcell shall then have the right to send a Put Notice to the Purchaser within 30 days following receipt of the Notification.

10.2 PURCHASE PRICE. The purchase price for the Shares under Section 10.1 (the "PUT PRICE") shall be $4,500,000.

10.3     CLOSING. The closing of the Sale Transaction contemplated by Section
         10.1 shall take place on the date which is five (5) Business Days after the delivery of the Put Notice (the "DATE OF CLOSING").

10.4 PAYMENT OF PUT PRICE. The Put Price shall be paid quarterly by the Purchaser in installment of $750,000 each, starting on the date which is 30 days from the date of the Put Notice. The Purchaser however agrees to pay in advance the first quarterly payment at the Date of Closing.

10.5     OBLIGATION OF MICROCELL.  On the Date of Closing, Microcell shall:

                  (a) assign and transfer to the Purchaser the Shares and deliver the share certificate(s) representing the Shares duly endorsed for transfer to the Purchaser or as directed by it; and

                  (b) do all other things required in order to deliver the Shares to the Purchaser free and clear of any Lien whatsoever.

10.6 OBLIGATIONS OF THE PURCHASER. On the Date of Closing, the Purchaser shall deliver to Microcell a certified cheque in the amount of $750,000.

                                   ARTICLE 11

                                    COVENANTS

11.1 PROMOTION. Microcell agrees to cooperate to help the Purchaser promote and sell its wireless Internet applications solutions to Affiliates of Microcell (as the term "AFFILIATE" is defined in the Canada Business Corporations Act) and to Telesystem International Wireless Corporation, Voicestream Wireless Corporation and other North American GSM carriers.

11.2 CUSTOMER PROFILING DATA AND TECHNOLOGY. Microcell shall use its best efforts and agrees, if legally and technically feasible, to provide the Purchaser with customer profiling data related to the Purchaser services and, if possible, access to the customer profiling technology to incorporate into the Purchaser's products, subject to commercial terms and conditions to be negotiated between parties or their affiliates in good faith.

11.3 NON COMPETE. For a period of two (2) years from the date of this Agreement, neither Microcell Telecommunications Inc. or any of its subsidiaries (as this term is defined in the Canada Business Corporations Act), excluding GSM Capital and Argo II, venture capital funds, and Telecom Investment Inc., shall throughout Canada, directly or indirectly, compete with the business of the Purchaser's development center in Canada (referred to in Section 11.4) or any of its subsidiary (as such term is defined in the Canada Business Corporations Act), including without limitation, with respect to iPulse and mPresence products as they exist as of the date of this Agreement. For a period of two (2) years from the date of this Agreement, the Purchaser agrees not to provide directly or indirectly similar applications as those that will be provided under the terms of that certain General Co-Operation and Development Agreement of even date entered into between Microcell Labs Inc. and Newco Canada or any related Specific Agreement, to wireless operators in Canada that would compete directly with Microcell or any of its Affiliates in offering said applications to its customers.

11.4 DEVELOPMENT CENTRE. Subject to the provisions of this Section 11.4, including Purchaser's obligation to sell the development centre, the Purchaser undertakes, during a period of 3 years from the date hereof, to establish and maintain, fully operational with approximately 35 employees, a development centre in Montreal for the purpose of providing the services to Microcell. Microcell acknowledges that the development centre is not currently fully staffed and that it will not have at least 35 employees for some time. The Purchaser hereby grants, during a period of 3 years from the date hereof, to Microcell a right of first refusal on such development centre, whereby if the Purchaser undertakes to dispose directly or indirectly of such development centre to a third party, the Purchaser shall offer to Microcell the right to acquire such development centre, for the same consideration and at the same terms and conditions as the Purchaser otherwise would have received from said third party. Notwithstanding the time period described in the first sentence of this Section 11.4, it is understood between the Parties that Purchaser's undertakings pursuant to this
         Section 11.4 shall commence on the date Microcell has recruited 35 employees for the Purchaser's activities in Canada.

                                   ARTICLE 12

                              CLOSING ARRANGEMENTS

12.1 PLACE AND TIME OF CLOSING - The Closing of this transaction shall take place at 11:00 a.m. on the Closing Date immediately following the execution hereof, at the offices of Stikeman, Elliott in Montreal or at such time and place as may be approved in writing by the Parties hereto.

                                   ARTICLE 13

                                  MISCELLANEOUS

13.1 PRESS RELEASE - Any press release or any public announcement, statement or publicity with respect to the transaction contemplated in this Agreement shall be made only with the prior consent of the Parties unless such release or announcement is required by Law, in which case the Party required to make such release or announcement shall use its best efforts to obtain the approval of the other Parties to the form, nature and extent of such disclosure, which approval shall not be unreasonably withheld.

13.2 FURTHER ASSURANCES - Each of the Parties upon the request of any other Party, whether before or after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers conveyances and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

13.3 SUCCESSORS IN INTEREST - This Agreement and the provisions hereof shall ensure to the benefit of and be binding upon the Parties and their respective successors and assigns. The Purchaser and Microcell may not assign this Agreement or any of its rights and obligations hereunder without the prior consent of the other party, except pursuant to the Reorganization.

13.4 NOTICES - Any notice, direction or other instrument required or permitted to be given hereunder shall be in writing and shall be delivered either by personal delivery or by telex, telecopier or similar telecommunication device and addressed as follows:

                  (a)      in the case of Microcell, to it at:

                           MICROCELL CAPITAL II INC.
                           1000 de la Gauchetiere West
                           25th Floor, Montreal, Quebec
                           H3B 4W5

                           Attention:  Secretary

                           Telecopier: (514) 397-0089

                  (b)      in the case of the Purchaser, to it at:

                           OZ.COM
                           Snorrabraut 54
                           IS-105 Reykjavik
                           Iceland

                           Attention:  General Counsel

                           Telecopier: (354) 535-0080

Any notice, direction or other instrument aforesaid shall be deemed to have been given and received, if sent by telex, telecopier or similar telecommunications device on the next Business Day following receipt of such transmission or, if delivered, to have been given and received on the date of such delivery. Any Party may change its address for service by written notice given as aforesaid.

13.5 EXPENSES - Each of Microcell and the Purchaser shall bear and pay its respective costs, expenses and fees (including, without limitation, legal counsel and accounting fees and disbursements) incurred by it in connection with the preparation, execution and consummation of this Agreement and the transactions contemplated hereunder.

13.6 COUNTERPARTS - This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

13.7 NO THIRD PARTY BENEFICIARIES - Except as otherwise indicated herein, nothing in this Agreement shall confer any rights upon any Person or entity not a party or a permitted transferee of a party to this Agreement.

13.8 FAIRNESS - The Parties hereby acknowledge that, to their knowledge, there has been no finding or determination as to the fairness of the transactions set forth herein as provided for in the California Corporations Code.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and at the place first above mentioned.

                                         MICROCELL CAPITAL II INC.



                                         By: /s/ MARC FERLAND
                                             -----------------------------------


                                         OZ. COM



                                         By: /s/ GUNNAR THORODSSEN
                                             -----------------------------------